Exhibit 5.1

Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
T +1 303 899 7300
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www.hoganlovells.com

November 17, 2015

Board of Directors

Uranium Resources, Inc.

6950 South Potomac Street, Suite 300

Centennial, Colorado 80112

Ladies and Gentlemen:

We are acting as counsel to Uranium Resources, Inc., a Delaware corporation (the “Company”), in connection with the Company’s effective registration statement on Form S-3 (File No. 333-196880) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to the public offering of certain securities of the Company that may be offered and sold from time to time and on a delayed or a continuous basis as set forth in a prospectus supplement dated November 17, 2015 (the “Prospectus Supplement”) and the accompanying prospectus dated June 30, 2014 (together with the Prospectus Supplement, the “Prospectus”) and the proposed public offering of up to $6,018,960 in aggregate value of the Company’s shares of common stock, par value $0.001 per share of the Company (the “Shares”), all of which shares are to be sold pursuant to the At-The-Market Sales Agreement between the Company and BTIG, LLC dated October 28, 2011 (the “Sales Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) issuance and delivery of the Shares in the manner contemplated by the Sales Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante   Amsterdam   Baltimore   Beijing   Berlin   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   London   Los Angeles   Madrid   Miami   Milan   Moscow   Munich   New York   Northern Virginia   Paris   Philadelphia   Prague   Rome   San Francisco   Shanghai   Silicon Valley   Singapore   Tokyo   Ulaanbaatar   Warsaw   Washington DC   Associated offices: Budapest   Jakarta   Jeddah   Riyadh   Zagreb.  For more information see www.hoganlovells.com

resolutions of the Board of Directors of the Company and the Pricing Committee of such Board, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on or about November 17, 2015.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP